Exhibit 99.1

Hansen Medical Reports Third Quarter and Nine-Month 2011 Results

Company Announces Installation of First Magellan™ Robotic System

Company Expects U.S. FDA Clearance of Magellan™ Robotic System

in the Second Quarter of 2012

MOUNTAIN VIEW, CA.– November 2, 2011 – Hansen Medical, Inc. (NASDAQ: HNSN), a global leader in flexible catheter robotics and the developer of robotic technology for accurate 3D control of catheter movement, today reported business highlights and financial results for the third quarter and nine months ended September 30, 2011.

Third Quarter Summary and Recent Business Highlights

•	Installed first Magellan™ Robotic System at St Mary’s Hospital, London in October

•	Several physicians and their staff have completed training

•	First cases are expected to be performed in the coming weeks

•	Allows for $3.0 million payment to the Company of final Philips milestone under joint development agreement

•	Secured CE Mark for the Magellan Robotic System, NorthStar™ Robotic Catheter and accessories

•	Received an initial response from the FDA regarding the Magellan Robotic System 510(k) application

•	FDA requested additional information but did not request additional clinical cases

•	No questions were raised by the FDA regarding the 510(k) pathway for the device

•	Third quarter total revenue of $5.4 million, up 53% year over year and 1% sequentially

•	Sensei(R) Robotic Catheter Systems: Shipped 2 systems (1 U.S. and 1 internationally); recognized revenue on 5 systems

•	Record Catheter Sales: 698 catheters, up 20% year over year and 2% sequentially

•	Procedures: 598 procedures, down 5% year over year and flat sequentially

•	Cash, cash equivalents and short-term investments: $26.0 million at September 30, 2011

Nine Months 2011 Summary

•	Year to date total revenue of $16.0 million, up 21% year over year

•	Sensei Robotic Catheter Systems: Shipped 7 systems (3 U.S. and 4 internationally); recognized revenue on 15 systems

•	Since commercial launch in mid-2007, shipped 104 systems worldwide

•	Record Catheter Sales: 2,073 catheters, up 17% year over year

•	Record Procedures: 1,865 procedures performed in first nine months, up 2% year over year

•	New Product: Full launch of Lynx(R) Irrigated Ablation Catheter for the treatment of atrial fibrillation in Europe

“Hansen Medical delivered a solid third quarter as we continued to execute on our strategy of growing our EP business and developing and launching our vascular robotic platform,” said Bruce Barclay, Hansen Medical’s President and Chief Executive Officer. “In support of our focus on launching our vascular platform, I am pleased to announce that we secured CE Mark for the Magellan Robotic System and the NorthStar Robotic Catheter and related accessories, and we have just installed the first Magellan Robotic System at St. Mary’s Hospital in London. Several of the hospital’s physicians and their staff have completed our extensive training program on the System and we are expecting the first clinical cases to be performed in the coming weeks. We are also driving momentum with our electrophysiology business, having recognized revenue from 15 systems over the first nine months of the year, compared to 12 in all of 2010. As we close out the year, we remain steadfastly focused on continuing to gain traction with our electrophysiology business while making significant inroads towards the commercialization of our robotic technology for vascular applications.”

As previously reported, the Company, on September 7, 2011, received a letter from the U.S. Food and Drug Administration (FDA) responding to the Company’s April 2011 submission of a 510(k) pre-market notification application for its Magellan Robotic System and NorthStar Robotic Catheter. The FDA’s initial response requested additional information but did not request additional clinical cases. No questions were raised by the FDA regarding the 510(k) pathway for the device. The Company will respond to the FDA’s questions which will include the results of additional pre-clinical testing. We believe that the FDA clearance for the Magellan and NorthStar products can be expected in the second quarter of 2012.

First Magellan™ Robotic System

Hansen installed its first Magellan™ Robotic System at St Mary’s Hospital, London, a pioneer of robotic surgical technology. The Magellan System accesses peripheral vessels with a proprietary technology that delivers independent distal tip control of a catheter and a sheath, as well as robotic manipulation of a standard guidewire from a centralized, remote workstation. This system has the potential to transform the way endovascular treatments are performed for patients with Peripheral Vascular Disease (PVD). The System was designed to assist physicians to effectively and efficiently treat a variety of peripheral diseases, while reducing procedure time, lessening radiation exposure and enabling new procedures.

2011 Third Quarter Financial Results

Total revenue for the third quarter ended September 30, 2011 was $5.4 million, an increase of 53 percent compared to revenue of $3.5 million in the same period in 2010. During the third quarter, the Company recognized revenue on five Sensei Robotic Systems as well as shipment of a record 698 catheters. The Company shipped a total of two systems, both of which were recognized as revenue in the quarter. Further, 598 electrophysiology procedures were performed in the period with Company products. As of September 30, 2011, the Company had a total deferred revenue balance of $7.2 million, which includes prior shipment of eight Sensei systems that have not been recognized as revenue.

Cost of revenues for the third quarter was $4.3 million and included non-cash stock compensation expense of $169,000 and charges recorded in connection with the build of vascular inventory of $524,000. As a result, gross profit for the quarter was $1.1 million and gross margin was 20.2 percent. This compares to gross profit of $338,000 and gross margin of 9.7 percent for the same period in 2010.

Research and development expenses for the third quarter, including non-cash stock compensation expense of $274,000, were $3.5 million, compared to $4.2 million for the same period in 2010, which included non-cash stock compensation expense of $388,000. The decrease in research and development expenses was primarily the result of a $1.0 million increase in the financial accounting offset arising from the recognition of funded development costs under the joint development agreement with Philips which totaled $2.1 million in the third quarter. Additionally, research and development expenses in the current quarter also include a $367,000 non-cash charge associated with the acquisition of certain technology rights in exchange for Company stock.

Selling, general and administrative expenses for the third quarter, including non-cash stock compensation expense of $1.4 million, were $7.6 million, compared to $6.2 million for the same period in 2010, which included non-cash stock compensation expense of $679,000. The increase in non-cash stock compensation is primarily due to a one-time charge of $623,000 to record the vesting of the unvested stock options held by the Company’s Chairman as he transitioned to non-employee status. Selling, general and administrative expenses also increased in the quarter due to growth in employee-related expenses and outside service costs.

Net loss for the third quarter, including total non-cash stock compensation expense of $1.8 million, was $10.1 million, or $0.18 per share, based on average shares outstanding of 55.1 million. This compares favorably with a net loss for the third quarter of 2010, including non-cash stock compensation expense of $1.3 million, of $12.1 million, or $0.23 per share, based on average shares outstanding of 53.8 million.

Cash, cash equivalents and short-term investments as of September 30, 2011 were $26.0 million, compared to $37.2 million as of June 30, 2011, and $28.0 million as of December 31, 2010.

Hansen Medical Conference Call

Company management will hold a conference call to discuss its 2011 third quarter results today, November 2, 2011, at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. Additionally, participants can dial into the live conference call by calling 877-941-2069 or 480-629-9713. An audio replay of the webcast will be available approximately one hour after the completion of the conference call through November 11, 2011, by calling 877-870-5176 or 858-384-5517, and entering access code 4485113.

About the Magellan™ Robotic System

Hansen Medical’s Magellan Robotic System is based upon the flexible robotic technology incorporated in the Sensei-X® Robotic Catheter System currently sold in the U.S. and Europe, which has been used in nearly 7,000 patients with cardiac arrhythmia, but includes a number of key enhancements. In particular, the Magellan Robotic System:

•	Allows for independent, individual robotic control of the distal tips of both the outer sheath and the inner leader catheter, as well as robotic manipulation of standard guidewires.

•	Is designed to allow for sufficient extension inside the body to better access hard to reach peripheral anatomy.

•	Preserves the open architecture featured in the Sensei System to allow for the subsequent use with most 6F therapeutic devices on the market today.

•	Employs a catheter that is expected to be available in multiple lengths and has a low profile with significant flexibility to be compatible with most 6F treatment catheters currently used today.

Last year, the Company announced the completion of its First-in-Man study in Europe during which 20 endovascular procedures were successfully performed in patients with an earlier version of the Magellan Robotic System, demonstrating its potential to allow physicians to effectively treat peripheral vascular disease, while lessening radiation exposure.

In Europe, the Magellan Robotic System, including the NorthStar Robotic Catheter and related accessories, are CE marked. In the U.S., the Magellan Robotic System requires U.S. Food & Drug Administration (FDA) clearance, and a 510(k) application is currently pending. As such, the products are not commercially available in the U.S.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, develops products and technology using robotics for the accurate positioning, manipulation and control of catheters and catheter-based technologies. The Company’s Sensei® X Robotic Catheter System and Artisan Control Catheter were cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in electrophysiology (EP) procedures. This robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. In the United States, the Sensei System is not approved for use in guiding ablation procedures; this use remains experimental. The U.S. product labeling therefore provides that the safety and effectiveness of the Sensei X System and Artisan Control Catheter for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established. In the European Union, the Sensei X System and Artisan Control Catheter are cleared for use during EP procedures, such as guiding catheters in the treatment of AF, and the Lynx® Robotic Ablation Catheter is cleared for the treatment of AF. The Company’s

Magellan(TM) Robotic System, NorthStar(TM) Robotic Catheter and related accessories, which are intended to facilitate navigation to anatomical targets in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices, have undergone conformity assessment and CE marking and are commercially available in the European Union.

In the U.S., the Magellan(TM) Robotic System, the NorthStar(TM) Robotic Catheter and accessories are the subject of a current filing with the FDA and are not commercially available. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements relating to goals, plans, objectives, milestones and future events. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “potential,” “believes,” goal,” “estimate,” and similar words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Examples of such statements include statements about the potential timing of FDA clearance of our vascular robotic system in the US, the timing of first cases to be performed with the Magellan System, the potential benefits of our vascular robotic system on the vascular procedures and the timing of commercializing our vascular robotic system. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others: engineering, regulatory and sales challenges in developing new products and entering new markets; potential safety and regulatory issues that could slow or suspend our sales; the uncertain timelines, costs and results of pre-clinical and clinical trials; the rate of adoption of our systems and the rate of use of our catheters; the scope and validity of intellectual property rights applicable to our products; competition from other companies; our ability to recruit and retain key personnel; our ability to maintain our remedial actions over previously reported material weaknesses in internal controls over financial reporting; the effect of credit, financial and economic conditions on capital spending by our potential customers; our ability to manage expenses and obtain additional financing; and other risks more fully described in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed with the SEC on August 8, 2011 and the risks discussed in our other reports filed with the SEC. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Hansen Medical, Heart Design (Logo), Hansen Medical (with Heart Design), and Sensei are registered trademarks of Hansen Medical, Inc. in the United States and other countries.

Investor Contacts:	FTI Consulting, Inc.

Peter J. Mariani	Sharrifah Al-Salem, CFA
Chief Financial Officer	415.293.4414
Hansen Medical, Inc.	sharrifah.al-salem@fticonsulting.com
650.404.5800
John Capodanno
212.850.5705
John.capodanno@fticonsulting.com

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Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenues	$5,360	$3,499	$15,959	$13,160
Cost of goods sold	4,278	3,161	12,685	11,203

Gross profit	1,082	338	3,274	1,957

Operating expenses:
Research and development	3,458	4,176	10,258	15,016
Selling, general and administrative	7,621	6,231	22,816	21,151
Gain on settlement of litigation	—	—	—	(10,003)

Total operating expenses	11,079	10,407	33,074	26,164
Gain on sale of intellectual property	—	—	23,000	—

Loss from operations	(9,997)	(10,069)	(6,800)	(24,207)
Other income, net	(148)	(2,073)	(426)	(2,696)

Net loss	$(10,145)	$(12,142)	$(7,226)	$(26,903)

Basic and diluted net loss per share	$(0.18)	$(0.23)	$(0.13)	$(0.57)

Shares used to compute basic and diluted net loss per share	55,094	53,784	54,626	47,213

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	September 30, 2011	December 31, 2010
Assets
Cash, cash equivalents and short-term investments	$26,022	$28,033
Accounts receivable	3,953	4,207
Inventories, net	6,466	6,232
Deferred cost of revenues	1,577	3,277
Prepaids and other current assets	1,310	1,796
Property and equipment, net	8,608	10,145
Note receivable	—	3,818
Other assets	562	436

Total assets	$48,498	$57,944

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$2,620	$3,157
Deferred revenues	7,260	11,637
Debt	3,565	6,238
Other liabilities	5,453	6,140

Total liabilities	18,898	27,172

Stockholders’ equity	29,600	30,772

Total Liabilities and Stockholders’ Equity	$48,498	$57,944